     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1999


                                                      REGISTRATION NO. 333-57455
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                 POST EFFECTIVE

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        THERMADYNE HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         3548                        74-2482571
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
              of                Classification Code Number)        Identification No.)
incorporation or organization)


                        101 SOUTH HANLEY ROAD, SUITE 300

                           ST. LOUIS, MISSOURI 63105
                                 (314) 721-5573
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                               RANDALL E. CURRAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        THERMADYNE HOLDINGS CORPORATION
                        101 SOUTH HANLEY ROAD, SUITE 300
                           ST. LOUIS, MISSOURI 63105
                                 (314) 721-5573
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                 R. SCOTT COHEN
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of this Post-Effective Amendment.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE, UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

This Registration Statement covers the registration of an aggregate principal amount at maturity of $174,000,000 of 12 1/2% Senior Discount Debentures due 2008 of Thermadyne Holdings Corporation for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions.

PROSPECTUS

                                  $174,000,000

                        Thermadyne Holdings Corporation

                  12 1/2% Senior Discount Debentures due 2008


- OFFERING PRICE

  The debentures will be offered at negotiated prices, which will relate to prevailing market prices at the time of sale.


- INTEREST

  The debentures will accrete at a rate of 12 1/2%, compounded semiannually, to an aggregate principal amount of $174 million on June 1, 2003. Cash interest will not accrue on the debentures before June 1, 2003. We will pay cash interest on the debentures at a rate of 12 1/2% per year on June 1 and December 1, beginning on December 1, 2003.


- MATURITY

  The debentures will mature on June 1, 2008.


- REDEMPTION

  We may redeem all or some of the debentures at any time on or after June 1, 2003, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest and liquidated damages, if any.



- CHANGE OF CONTROL OFFER TO REPURCHASE


  If we experience a change of control, we must offer to repurchase the debentures at a price equal to 101% of their principal amount.

- RANKING

  The debentures will rank equally with all of our future senior indebtedness and will be senior to all of our future subordinated indebtedness. As a result of our holding company structure, the debentures will be structurally junior to all liabilities of our subsidiaries.


- MARKET FOR THE DEBENTURES
  The debentures are not listed on any securities exchange or quoted through any automated quotation system, and no active public market for the debentures is anticipated.


For a more detailed description of the debentures, see "Description of the Debentures" beginning on page 14.



INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation for offers and sales in market-making transactions at negotiated prices, which relate to prevailing market prices at the time of the sale. Donaldson, Lufkin & Jenrette intends to make a market in the debentures, however it is not obligated to do so and any market-making may be discontinued at any time. We will not receive any of the proceeds from the sale of the debentures but we will incur expenses related to their registration.

                          DONALDSON, LUFKIN & JENRETTE


April   , 1999

                                    SUMMARY

This brief summary highlights selected information from the prospectus. It does not contain all of the information that is important to you. We urge you to read the entire prospectus and the other documents to which it refers to fully understand the terms of the debentures.

                                  THE COMPANY

OVERVIEW

Thermadyne is a leading global manufacturer of cutting and welding products and accessories. We manufacture a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers who are principally engaged in the following industries:

     - aerospace,

     - automotive,

     - construction,

     - metal fabrication,

     - mining,

     - mill and foundry,

     - petroleum, and

     - shipbuilding.

Our mailing address and telephone number are as follows:


101 South Hanley Road, Suite 300

St. Louis, Missouri 63105
(314) 721-5573

                                 THE DEBENTURES


The summary below describes the principal terms of the debentures. This summary is not intended to be complete. We urge you to read the complete description of the debentures shown in the section entitled "Description of the Debentures" beginning on page 14.



Issuer.......................   Thermadyne Holdings


Securities Offered...........   $174 million aggregate principal amount at
                                maturity of 12 1/2% Senior Discount Debentures due 2008.

Maturity Date................   June 1, 2008.


Yield and Interest...........   12 1/2%, computed on a semi-annual bond
                                equivalent basis, calculated from May 22, 1998.
                                The debentures will accrete at a rate of 12 1/2%, compounded semi-annually, to an aggregate principal amount at maturity of $174 million on June 1, 2003. Cash interest will not accrue on the debentures before June 1, 2003. We will pay cash interest on the debentures at a rate of 12 1/2% per year on each June 1 and December 1, beginning December 1, 2003.


Optional Redemption..........   We may redeem all or a portion of the debentures
                                at any time on or after June 1, 2003 in cash at the redemption prices provided in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date. In addition, at any time before June 1, 2003, we may, upon the occurrence of a change of control of our Company, redeem all but not some of the debentures, at a cash price equal to:



                                - the present value of the sum of all the
                                  remaining premium and principal payments that would become due on the debentures as if the debentures were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate, as that term is defined on page 16, plus 50 basis points, plus


                                - liquidated damages, if any, to the date of
                                  redemption.


Optional Redemption after
  Public Equity Offerings....   On or before June 1, 2001, we may redeem the
                                debentures at a cash price of 112.50% of the accreted value of the debentures, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more public equity offerings, as that term is defined on page 48. If we redeem less than 100% of the then outstanding debentures, at least 60% of the aggregate principal amount at maturity of debentures must remain outstanding immediately after any redemption of this type.


Change of Control............   Upon the occurrence of a change of control of
                                our Company, you will have the right to require us to repurchase all or any part of your debentures at a cash price equal to:

                                - 101% of the accreted value of the debentures
                                  plus accrued and unpaid interest and any liquidated damages, if we repurchase the debentures before June 1, 2003, or

                                - 101% of the aggregate principal amount at
                                  maturity of the debentures plus accrued and unpaid interest and any liquidated damages, if we repurchase the debentures on or after June 1, 2003.

                                We cannot assure you that we will have enough money to repurchase the debentures following a change of control of our Company.

Ranking......................   The debentures are senior obligations of our
                                Company, will rank equal in right of payment with all of our future senior indebtedness and will rank senior in right of payment to all of our future indebtedness that is subordinate to the debentures. As a result of our holding company structure, the debentures will be structurally junior to all liabilities of our subsidiaries.



Original Issue Discount......   The debentures were issued at an original issue
                                discount for United States federal income tax purposes. Thus, although cash interest will not accrue on the debentures before June 1, 2003, original issue discount, which is the difference between the sum of all principal and interest payable on the debentures and the issue price of the debentures, will accrue from the issue date of the debentures and will be included as interest income periodically, including for periods ending before June 1, 2003, in your gross income for United States federal income tax purposes before receipt of the cash payments to which the income is attributable.



Certain Indenture
Provisions...................   The indenture governing the debentures contains
                                certain covenants that limit our and most of our subsidiaries' ability to:



                                - incur indebtedness and issue preferred stock,



                                - repurchase our capital stock and certain
                                  indebtedness,



                                - enter into transactions with affiliates,



                                - enter into sale and leaseback transactions,



                                - incur or allow the existence of certain liens,



                                - pay dividends or make other distributions,



                                - make certain investments,



                                - sell assets, and


                                - merge or consolidate with another company.

                                USE OF PROCEEDS

This prospectus is being delivered to you in connection with the sale of the debentures by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. We will not receive any of the proceeds from the sale.

                                  RISK FACTORS


We urge you to carefully review the Risk Factors beginning on page 4 for a discussion of factors you should consider in evaluating an investment in the debentures.

                                  RISK FACTORS

In addition to the other information contained in this prospectus, you should carefully consider the following information about our business before making an investment in the debentures.


YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY OF OUR FORWARD-LOOKING STATEMENTS.



This prospectus contains certain forward-looking statements about our financial condition, results of operations and business. You can identify many of these statements by looking for words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any of these words, or any other similar words, or by discussions of strategy or intentions.



These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by us in those statements include the following:


     - the competitive nature of the cutting and welding industry in general as well as our specific market areas;

     - changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     - inflation;

     - changes in costs of goods and services;

     - economic conditions in general as well as in our specific market areas;

     - changes in or our failure to comply with federal, state and/or local government regulations;

     - liability and other claims asserted against us;

     - changes in our operating strategy or development plans;

     - our ability to attract and retain qualified personnel;

     - our ability to pay interest and principal on a very large amount of debt;

     - labor disturbances;

     - changes in our acquisition and capital expenditure plans; and

     - any other factors described in this prospectus.


Because these statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors, you should not consider any of the forward-looking statements included in this prospectus to be predictions of future events. Given these uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. We do not undertake any responsibility to update you on the occurrence of any unanticipated events or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE DEBENTURES.



We have a large amount of consolidated indebtedness when compared to the consolidated equity of our stockholders. As of December 31, 1998, we had outstanding consolidated indebtedness of approximately $710.7 million, $77.4 million of additional borrowings available under the credit facility of our subsidiary, Thermadyne Mfg. LLC, and a stockholder's deficit of $496.3 million. Our subsidiaries, Thermadyne Mfg. and Thermadyne Capital Corp., are parties to the credit facility, the indenture that governs the 9 7/8% senior subordinated notes due 2008 issued by Thermadyne Mfg. and Thermadyne Capital and the indenture that governs the debentures. The credit facility and the various indentures limit, but do not prohibit, the incurrence of additional indebtedness by us.



Such a large amount of indebtedness could have negative consequences for us, including the following:


     - our cash flow available for general corporate purposes, including acquisitions, could be limited because a substantial portion of our cash flow from operations is used to pay our debt;

     - our ability to obtain financing in the future for working capital, capital expenditures or acquisitions could be limited;

     - our flexibility in reacting to competitive and other changes in the industry and economic conditions generally could be limited; and

     - some of our borrowings are at variable rates of interest, which may make us vulnerable to increases in interest rates.


OUR ABILITY TO GENERATE SIGNIFICANT CASH FLOW REQUIRED TO SERVICE OUR INDEBTEDNESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.



Our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations depends upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We anticipate that our operating cash flow, together with borrowings under the credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and to pay our indebtedness as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses, including investment spending such as selling and marketing expenses, expenditures on management information systems and expenditures on new products. If we were unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or to seek additional equity capital. We cannot guarantee that we will be able to do any of the foregoing on satisfactory terms, if at all.



WE ARE DEPENDENT ON OUR SUBSIDIARIES DUE TO OUR HOLDING COMPANY STRUCTURE.



We are a holding company, and our ability to pay interest on the debentures is dependent upon the receipt of dividends from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than ownership interests in Thermadyne Mfg. Thermadyne Mfg. and certain of its subsidiaries are parties to the credit facility and the indenture that governs the senior subordinated notes issued by Thermadyne Mfg. and

Thermadyne Capital, each of which imposes substantial restrictions on Thermadyne Mfg.'s ability to pay dividends to us. Any payment of dividends will be subject to the satisfaction of certain financial conditions provided in the indenture that governs the senior subordinated notes and the credit facility. The ability of Thermadyne Mfg. and its subsidiaries to comply with the conditions in the indenture that governs the outstanding 9 7/8% senior subordinated notes of Thermadyne Mfg. and Thermadyne Capital may be affected by events that are beyond our control. The breach of any of these conditions could result in a default under the senior subordinated notes indenture and/or the credit facility, and if a default occurs, the holders of the senior subordinated notes or the lenders under the credit facility could elect to accelerate the maturity of all the senior subordinated notes or the loans under the credit facility. If this occurred, all this outstanding debt would be required to be paid in full before Thermadyne Mfg. or its subsidiaries would be permitted to distribute any assets or cash to our Company.



We cannot guarantee that our assets will be sufficient to repay all of our outstanding debt and to meet our obligations under the indenture that governs the debentures. Future borrowings by Thermadyne Mfg. can be expected to contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. In addition, under Delaware law, a limited liability company may not make distributions to its members if, after giving effect to the proposed distributions, the liabilities of the limited liability company would exceed the fair value of its assets. We cannot predict what the value of our subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions to us. Accordingly, we cannot guarantee that we will be able to pay our debt service obligations on the debentures.



As a result of our holding company structure, the holders of the debentures will be structurally junior to all creditors of our subsidiaries, except to the extent that we are recognized as a creditor of any of our subsidiaries, in which case our claims would still be subordinate to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of our subsidiaries, we will not receive any funds available to pay to creditors of the subsidiaries. As of December 31, 1998, the aggregate amount of indebtedness and other obligations of our subsidiaries, including trade payables, was approximately $720.9 million.



WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.



If there is a change of control of our Company, you will have the right to require us to repurchase all or any part of your debentures at a cash price equal to 101% of the aggregate principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, on the debentures to the date of repurchase. We cannot guarantee that we will have enough money to repurchase the debentures if a change of control occurs.



If we do not obtain the consent of the lenders under the agreements governing the outstanding indebtedness of our subsidiaries, including under the credit facility and the senior subordinated notes indenture, to permit the repurchase of the debentures or do not refinance such indebtedness, we will probably not have the financial resources to repurchase the debentures if there is a change of control, and our subsidiaries will be restricted by the terms of their outstanding indebtedness from paying dividends to us or otherwise lending or distributing funds to us for the purpose of any repurchase. In any event, we cannot guarantee that our subsidiaries will have the resources available to pay a dividend to us or make any distribution to us.



Furthermore, the credit facility provides that certain change of control events will constitute a default under the credit facility, and the senior subordinated notes indenture provides that, if there is a change of control, Thermadyne Mfg. and Thermadyne Capital will be required to offer to repurchase the senior subordinated notes at the price specified in the notes indenture.



Our failure to make an offer to repurchase the debentures upon a change of control of our Company when required or to repurchase tendered debentures when tendered would constitute an event of default under the indenture that governs the debentures.



YOU WILL BE REQUIRED TO PAY FEDERAL INCOME TAX ON INTEREST PAYMENTS YOU HAVE NOT YET RECEIVED AND YOU MAY NOT BE ABLE TO RECOVER THE PRINCIPAL AMOUNT AT MATURITY OF THE DEBENTURES IF THERE IS AN EVENT OF DEFAULT.


The debentures were issued at a substantial original issue discount from their principal amount at maturity. Consequently, if you purchase the debentures you will be required to include amounts in gross income for federal income tax purposes before you receive the cash payments to which the income is attributable.


Under the indenture that governs the debentures, if there is an acceleration of the maturity of the debentures upon the occurrence of an event of default, you may be entitled to recover only the amount which may be declared due and payable under the indenture, which will be less than the principal amount at maturity of your debentures. See "Description of the Debentures--Events of Default and Remedies" beginning on page 32 for more information.


If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, your claim as a holder of debentures with respect to the principal amount of the debentures may be limited to an amount equal to the sum of

     - the issue price of the debentures and


     - that portion of the original issue discount, as determined on the basis of the issue price, which is not considered "unmatured interest" for purposes of the Bankruptcy Code.


Accordingly, under these circumstances you may, even if sufficient funds are available, receive a lesser amount than you would be entitled to under the express terms of the indenture. In addition, we cannot assure you that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law. As a result, you might be required to recognize gain or loss for any distributions resulting from a bankruptcy case.


CERTAIN AFFILIATED FUNDS AND ENTITIES OF DONALDSON, LUFKIN & JENRETTE ARE OUR PRINCIPAL STOCKHOLDERS AND EXERCISE CONTROL OVER US.



Approximately 82.5% of the outstanding shares of our common stock is held by affiliated funds and entities of DLJ Merchant Banking Partners II, L.P. As a result of their stock ownership, these funds and entities control our company and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of our common stock. This includes adopting certain amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. The directors elected by the funds and entities will have the authority to make decisions that affect our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Your interests may differ from the interests of the funds and other entities affiliated with Donaldson, Lufkin & Jenrette.



The general partners of each of the funds and entities are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. DLJ Capital Funding, which acted as syndication agent for the credit facility, is also an affiliate of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette Securities Corporation, which placed the senior subordinated notes and the debentures, is also an affiliate of Donaldson, Lufkin & Jenrette, Inc.


Having a controlling stockholder is likely to make it more difficult for a third party to acquire, or to discourage a third party from seeking to acquire, a majority of our outstanding common stock. A third party would be required to negotiate any of these transactions with the funds and the interests of the funds may be different from yours.


WE MAY NOT BE ABLE TO CONTINUE OUR AGGRESSIVE ACQUISITION STRATEGY.



We have historically pursued an aggressive acquisition strategy. We have completed ten acquisitions from September 13, 1994 to December 31, 1998, and we expect to continue to pursue this strategy to promote our growth. There are various risks associated with pursuing a growth strategy of this nature. For example:


     - any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure;

     - our acquisition strategy will continue to place significant demands on us and our management to improve our operational, financial and management information systems, to develop further the skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees;

     - our failure to manage our prior or future growth effectively could have a material adverse effect on our Company; and

     - we cannot guarantee that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.


Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate enough cash flow or obtain enough capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. We cannot guarantee that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms, if at all, or will be permitted under the terms of the credit facility or notes indenture and any future indebtedness, to fund our future growth.



BECAUSE OUR INDUSTRY IS CYCLICAL IN NATURE, WE MAY BE ADVERSELY AFFECTED BY CYCLICAL DOWNTURNS IN THE INDUSTRY.


The cutting and welding industry in the United States is a mature industry that is cyclical in nature. The substitution of plastic, concrete and other materials impacts the use of fabricated metal parts in many products and structures. Increased offshore manufacturing by United States companies has contributed to slow growth rates in the domestic manufacturing industry and in turn has led to slower growth in the United States cutting and welding industry. During periods of economic expansion the cutting and welding industry has grown at double digit rates but has experienced contraction during periods of slowing industrial activity. We cannot guarantee that during future periods of economic expansion the cutting and welding industry will experience the same growth rates as it has in the past. Although we believe that our exposure to cyclical downturns is moderated by our broad customer base and the diversity of the industries we serve, cyclical downturns could have an adverse effect on our period-to-period results.


INVESTING IN INTERNATIONAL MARKETS PRESENTS MANY RISKS.



Our growth strategy includes increasing the marketing of our existing products into Europe, Asia, Latin America and other developing economies. However, we cannot assure you that we will be successful in our expansion efforts.


Approximately 37% of our net sales in 1998, including our United States third party export sales, were made to purchasers located in foreign countries. Because of our foreign operations, our business is subject to the currency risks of doing business abroad, including exchange rate fluctuations and limits on the repatriation of funds.

Additionally, as a result of the current downturn in the Asian economy, there may be a decrease in infrastructure development in the Asian region or an overall worldwide contraction of industrial development. The impact of decreased development could have a material adverse effect on our business, financial condition or results of operations.

Further, many developing economies have a significant degree of political and economic uncertainty. Social unrest, the absence of trained labor pools and the uncertainty of entering into joint ventures or other partnership arrangements with local organizations have slowed business activities in some large developing economies. The political and economic uncertainties present in these promising growth markets may adversely impact our ability to implement and achieve our foreign growth objectives.


OUR INDUSTRY IS HIGHLY COMPETITIVE.


The cutting and welding industry is highly competitive. While we believe we are one of only a few worldwide broad line manufacturers of both cutting and welding equipment and consumable products, we compete in each of our businesses with other broad line manufacturers and numerous smaller competitors that specialize in particular products.


Although we have historically experienced little direct foreign competition in the United States, fluctuations in the value of the United States dollar against other currencies could make the United States market more attractive to foreign exporters.



We currently experience substantial competition in the foreign markets in which we compete.



WE MAY INCUR ENVIRONMENTAL LIABILITY WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.


Our operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, we are occasionally involved in administrative or legal proceedings relating to environmental matters and have in the past and will continue in the future to incur capital costs and other expenditures relating to environmental matters. Liability under environmental laws may be imposed on current and prior owners and operators of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. We may be required to incur costs relating to the remediation of properties, including properties at which we dispose of waste. Environmental conditions could also lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now or previously owned or leased that are undergoing remediation and we have in the past and may in the future be named a potentially responsible party at off-site disposal sites where we have sent waste.



We believe, based on current information, that any costs we may incur relating to environmental matters will not have a material adverse effect on our business, financial condition or our result of operations. We cannot guarantee, however, that we will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation of those laws, the development of new facts or the failure of other potentially responsible parties to pay their share of remediation costs will not cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations.



YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE
DEBENTURES.



There is no existing trading market for the debentures and we cannot guarantee that there will be a market at any time in the future. We also cannot assure you that you will be able to sell your debentures. If a market were to develop, the debentures could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including:


     - prevailing interest rates;

     - our operating results; and

     - the market for similar securities.


Although not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation intends to make a market in the debentures. This market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Donaldson, Lufkin & Jenrette Securities Corporation.

OUR BUSINESS AND OUR SUPPLIERS' BUSINESSES ARE HIGHLY DEPENDENT ON COMPUTER SYSTEMS. ANY COMPUTER PROBLEMS DUE TO THE YEAR 2000 MAY ADVERSELY AFFECT OUR BUSINESS.



An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to define the applicable year. This practice could result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. As a result, any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems before the need to comply with Year 2000 requirements. However, we are uncertain as to the extent our customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in our customers' and our vendors' businesses.

                       RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth our unaudited historical ratios of earnings to fixed charges. For purposes of this computation, "earnings" consist of income
(loss) before income taxes plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from our operating losses, which we believe is a reasonable approximation of the interest component of rent expense. Earnings were not sufficient to cover fixed charges by $80.8 million, $123.3 million, $63.5 million and $34.8 million for the fiscal years ended December 31, 1994, 1995, 1996 and 1998 respectively.



    YEAR ENDED DECEMBER 31,
--------------------------------
1998   1997   1996   1995   1994
----   ----   ----   ----   ----
          (UNAUDITED)
  --   1.6x    --     --     --


                                USE OF PROCEEDS


This prospectus is being delivered in connection with the sale of debentures by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. We will not receive any of the proceeds from the sale of the debentures.

                              PLAN OF DISTRIBUTION


This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the debentures in market-making transactions effected from time to time. DLJSC may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.



DLJ Merchant Banking Partners II, L.P. ("DLJMB"), an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 82.5% of the common stock of Thermadyne Holdings Corporation (the "Company"). Peter T. Grauer, a principal of DLJMB, is a member of the Board of Directors of Thermadyne Mfg., Thermadyne Capital and the Company; William F. Dawson, Jr., a principal of DLJMB, is a member of the Board of Directors of Thermadyne Mfg., Thermadyne Capital and the Company; and Lawrence M.v.D. Schloss, a principal of DLJMB, is a member of the Board of Directors of the Company. DLJSC has informed the Company that it does not intend to confirm sales of the debentures to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.



The Company has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC, as the initial purchaser of the debentures, currently intends to make a market in the debentures. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors."



DLJSC has, from time to time, provided investment banking and other financial advisory services to the Company in the past for which they have received customary compensation, including fees received in connection with the offering of the debentures, and may provide such services and financial advisory services to the Company in the future. DLJSC acted as purchasers in connection with the initial sale of the debentures for which it received an underwriting discount of approximately $9 million.



We have entered into a Registration Rights Agreement with DLJSC with respect to its use of this prospectus. Pursuant to this agreement, we agreed to bear all registration expenses incurred under the agreement, and we agreed to indemnify DLJSC against certain liabilities under the Securities Act.

                         DESCRIPTION OF THE DEBENTURES


GENERAL


The 12 1/2% Senior Discount Debentures due 2008 (the "Debentures") were issued pursuant to an Indenture (the "Indenture") among Thermadyne Holdings Corporation (the "Issuer") and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debentures are subject to all of these terms, and holders of Debentures are referred to the Indenture and the Trust Indenture Act for a statement of the terms. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary in this section of certain provisions of the Indenture and the Trust Indenture Act does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. The definitions of certain terms used in the following summary are shown below under the caption "--Certain Definitions."



The Debentures are general unsecured obligations of the Issuer and are senior in right of payment to all future Indebtedness of the Issuer that is subordinated to the Debentures and pari passu in right of payment with all future Indebtedness of the Issuer that is not subordinated to the Debentures. The Issuer is the sole obligor with respect to the Debentures and the operations of the Issuer are conducted entirely through its Subsidiaries. Therefore, the Issuer is completely dependent upon the operations and cash flow of its Subsidiaries to meet its obligations, including its obligations under the Debentures. The New Credit Facility and the Senior Subordinated Notes restrict Thermadyne LLC from paying any dividends or making any other distributions to the Issuer. The ability of Thermadyne LLC to comply with the conditions in the Senior Subordinated Notes may be affected by certain events that are beyond the Issuer's control. The Debentures are effectively subordinated to all Indebtedness and other liabilities, including trade payables and lease obligations, of the Issuer's Subsidiaries, including to Thermadyne LLC's obligations under the New Credit Facility and the Senior Subordinated Notes. Any right of the Issuer to receive assets of any of its Subsidiaries upon the Subsidiary's liquidation or reorganization and the consequent right of Holders of the Senior Subordinated Notes to participate in those assets is effectively subordinated to the claims of that Subsidiary's creditors except to the extent that the Issuer itself is recognized as a creditor of such Subsidiary. In this case, the claims of the Issuer would still be subordinate to the claims of the creditors who hold security in the assets of the Subsidiary and to the claims of the creditors who hold Indebtedness of the Subsidiary senior to that held by the Issuer. As of December 31, 1998, the Issuer had outstanding approximately $710.7 million of Indebtedness and the Issuer's Subsidiaries had approximately $720.9 million of liabilities outstanding, including Indebtedness under the Senior Subordinated Notes and the New Credit Facility and including trade payables. The Indenture permits the incurrence of certain additional Indebtedness of the Issuer and the Issuer's Subsidiaries in the future. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."



Substantially all of the Issuer's Subsidiaries, other than Thermadyne Receivables, Inc., are Restricted Subsidiaries. However, under certain circumstances, the Issuer will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST


The Debentures are limited in aggregate principal amount at maturity to $174 million and will mature on June 1, 2008. The Debentures were issued at a substantial discount from their principal amount at maturity. Until June 1, 2003, no interest will accrue on the Debentures, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and June 1, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Debentures on June 1, 2003. Beginning on June 1, 2003, interest on the Debentures will accrue at the rate of 12 1/2% per annum and will be payable in cash semi-annually in arrears on June 1 and December 1, beginning on December 1, 2003, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Debentures will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Debentures at their respective addresses set forth in the register of Holders of Debentures; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Debentures represented by one or more permanent global Debentures will be paid by wire transfer of immediately available funds to the account of The Depository Trust Company or any successor thereto. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Debentures will be issued in denominations of $1,000 and integral multiples thereof.



Subject to the covenants described below, the Issuer may issue additional notes under the Indenture having the same terms in all respects as the Debentures, or in all respects except for the payment of interest on the Debentures (a) scheduled and paid prior to the date of issuance of such notes or (b) payable on the first interest payment date, as specified in the Debenture, following such date of issuance. The Debentures and any additional notes would be treated as a single class for all purposes under the Indenture.


OPTIONAL REDEMPTION


Except as provided below, the Debentures are not redeemable at the Issuer's option before June 1, 2003. Thereafter, the Debentures will be redeemable at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices, expressed as percentages of principal amount at maturity, shown below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:


YEAR                                                  PERCENTAGE
2003................................................   106.250%
2004................................................   104.167%
2005................................................   102.083%
2006 and thereafter.................................   100.000%

Notwithstanding the foregoing, on or before June 1, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Debentures ever issued under the Indenture in cash at a redemption price of 112.50% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that, if the Issuer redeems less than 100% of the then outstanding Debentures, at least 60% of the aggregate principal amount at maturity of Debentures ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.



In addition, at any time before June 1, 2003, the Issuer may, at its option upon the occurrence of a Change of Control (as hereinafter defined), redeem the Debentures, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control, in cash at a redemption price equal to:



     - the present value of the sum of all the remaining premium and principal payments that would become due on the Debentures as if the Debentures were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus



     - Liquidated Damages, if any, to the date of redemption.



"Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data), most nearly equal to the period from the redemption date to June 1, 2003; provided that if the period from the redemption date to June 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


SELECTION AND NOTICE

If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Debentures having a principal amount at maturity of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount at maturity thereof to be redeemed. A new Debenture in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption.

MANDATORY REDEMPTION

The Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL


Upon the occurrence of a Change of Control, each Holder of Debentures will have the right to require the Issuer to repurchase all or any part, equal to $1,000 principal amount at maturity or an integral multiple thereof, of such Holder's Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (or, in the case of repurchases of Debentures before June 1, 2003, at a purchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon as of the date of redemption) (the "Change of Control Payment"). Within 65 days following any Change of Control, the Issuer will, or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.


On the Change of Control Payment Date, the Issuer will, to the extent lawful,


     - accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer,



     - deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Debentures or portions thereof so tendered and



     - deliver or cause to be delivered to the Trustee the Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Debentures or portions thereof being purchased by the Issuer.



The Paying Agent will promptly mail to each Holder of Debentures so tendered the Change of Control Payment for the Debentures, and the Trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each Holder a new Debenture equal in principal amount at maturity to any unpurchased portion of the Debentures surrendered, if any; provided that each new Debenture will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.



The Indenture provides that the Issuer will fix the Change of Control Payment Date no earlier than 30 but no more than 60 days after the Change of Control Offer is mailed as provided above. Before complying with the provisions of the preceding sentence, but in any event within 60 days following a Change of Control, the Issuer will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness of its Subsidiaries to permit the repurchase of the Debentures required by this covenant. The New Credit Facility and the Senior Subordinated Notes restrict Thermadyne LLC from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make a Change of Control Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default (as hereinafter defined) under the Indenture. See "Risk Factors."



The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Debentures to require that the Issuer repurchase or redeem the Debentures if a takeover, recapitalization or similar transaction occurs.



The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements provided in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer.


"Change of Control" means the occurrence of any of the following:


     - the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any "person" or "group," as those terms are used in Section 13(d) of the Securities Exchange Act, other than the Principals and their Related Parties;


     - the adoption of a plan for the liquidation or dissolution of the Issuer;


     - the consummation of any transaction, including any merger or consolidation, the result of which is that any "person" or "group," as such terms are used in Section 13(d) of the Securities Exchange Act, other than the Principals and their Related Parties, becomes the "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Issuer; or



     - the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.


The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Debentures to require the Issuer to repurchase the Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.



"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (a) was a member of the Board of Directors immediately after consummation of the Merger or (b) was nominated for election or elected to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.


ASSET SALES


The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, evidenced by a resolution of the Board of Directors provided in an Officers' Certificate delivered to the Trustee, of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities, as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability,
(y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.


Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, to (a) repay or purchase Pari Passu Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary, provided that, if the Issuer shall so repay or purchase Pari Passu Indebtedness of the Issuer, it will equally and ratably reduce Indebtedness under the Debentures if the

Debentures are then redeemable, or, if the Debentures may not then be redeemed, the Issuer shall make an offer, in accordance with the procedures shown below for an Asset Sale Offer, to all Holders of Debentures to purchase at a purchase price equal to 100% of the principal amount at maturity of the Debentures (or, in the case of purchases of Debentures before June 1, 2003, at a purchase price equal to 100% of the Accreted Value thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the Debentures that would otherwise be redeemed, or (b) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or
(ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."



When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of Debentures before June 1, 2003, at a purchase price equal to 100% of the Accreted Value, plus Liquidated Damages, if any, thereon as of the date of repurchase), in accordance with the procedures provided in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount at maturity or Accreted Value, as applicable, of Debentures surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures to be purchased as provided under "--Selection and Notice." Upon completion of the offer to purchase, the amount of Excess Proceeds shall be reset at zero.



The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.



The New Credit Facility and the Senior Subordinated Notes restrict Thermadyne LLC from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's

Subsidiaries will have the resources available to pay any dividends or make any distributions. The Issuer's failure to make an Asset Sale Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."


CERTAIN COVENANTS

RESTRICTED PAYMENTS

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,


     - declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer;



     - purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer, other than any Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer;



     - make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer, other than the Debentures, that is pari passu or subordinated in right of payment to the Debentures, except in accordance with the mandatory redemption or repayment provisions provided in the original documentation governing such Indebtedness or in accordance with the covenant described under the caption entitled "--Repurchase at the Option of Holders--Asset Sales" (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or



     - make any Restricted Investment.



All such payments and other actions enumerated above are collectively referred to as "Restricted Payments" unless, at the time of and after giving effect to such Restricted Payment:



     - no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;



     - the Issuer would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and



     - such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (a), to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this sentence, (b), (c), (e) through (g), (j), and (m) through (p) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Consolidated Net Income of the

       Issuer for the period (taken as one accounting period) commencing July 1, 1998 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the Qualified Proceeds received by the Issuer on or after the date of the Indenture from contributions to the Issuer's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities of the Issuer to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Issuer or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary designated as such pursuant to clause (n) of the following paragraph) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries valued (proportionate to the Issuer's equity interest in the Subsidiary), at the fair market value of the net assets of the Subsidiary at the time of the redesignation.


The foregoing provisions will not prohibit:


     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;



     (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any Pari Passu Indebtedness, Subordinated Indebtedness or Equity Interests of the Issuer (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer, other than any Disqualified Stock (the "Refunding Capital Stock"), provided that the amount of any net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) below, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;


     (c) the defeasance, redemption, repurchase, retirement or other acquisition of Pari Passu Indebtedness or Subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or Thermadyne LLC held by any member of Thermadyne LLC's or the Issuer's, or any of its Restricted Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to the following clause (y), of $15.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or Thermadyne LLC to members of management of the Issuer and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;



     (e) payments and transactions in connection with the Recapitalization, the New Credit Facility, including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;



     (f) the declaration and payment of dividends to holders of any class or series of preferred stock, other than Disqualified Stock, provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 1.5 to 1;


     (g) the payment of dividends or distributions by a Restricted Subsidiary on any class of common stock or membership interests of such Restricted Subsidiary if (i) such dividend or distribution is paid pro rata to all holders of such class of common stock or membership interests and (ii) at least 51% of such class of common stock or membership interests is held by the Issuer or one or more of its Restricted Subsidiaries;

     (h) the repurchase of any class of common stock or membership interests of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock or membership interests and (ii) at least 51% of such class of common stock or membership interests is held by the Issuer or one or more of its Restricted Subsidiaries;

     (i) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause
     (i) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (i), either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (i); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

     (j) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (k) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;


     (l) the payment of dividends or distributions on the Issuer's common stock or Thermadyne LLC's membership interests, following the first public offering of the Issuer's common stock or Thermadyne LLC's membership interests after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by the Issuer or Thermadyne LLC from such public offering, other than, in each case, with respect to public offerings with respect to the Issuer's common stock or Thermadyne LLC's membership interests registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;


     (m) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (m) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (m); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (n) the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary;

     (o) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (j) above;

     (p) distributions or payments of Receivables Fees; and

     (q) the purchase, redemption or other acquisition or retirement for value of rights issued pursuant to the Issuer's Rights Plan as in effect on the date of the Indenture.


The Board of Directors may designate any Restricted Subsidiary, other than Thermadyne LLC and Thermadyne Capital, to be an Unrestricted Subsidiary if this designation would not cause a Default. For purposes of making this designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of these outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (A) the net book value of the Investments at the time of the designation and
(B) the fair market value of the Investments at the time of the designation. The designation will only be permitted if the Restricted Investment would be permitted at such time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.



The amount of (A) all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (B) Qualified Proceeds, other than cash, shall be the fair market value on the date of receipt thereof by the Issuer of the Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.


INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK


The Indenture provides that:



     - the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);



     - the Issuer will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and



     - the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.


The Indenture also provides that the Issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the Debentures on substantially identical terms; provided that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):


     (a) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all

     Indebtedness, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and such Restricted Subsidiaries thereunder, then classified as having been incurred in reliance upon this clause (a) that remains outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $430.0 million;



     (b) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;



     (c) the incurrence by (A) the Issuer and the Issuer's Restricted Subsidiaries of Indebtedness represented by the Debentures and the Indenture and (B) Thermadyne LLC and Thermadyne Capital of Indebtedness represented by the Senior Subordinated Notes and the related Indenture;



     (d) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $40.0 million outstanding after giving effect to such incurrence;



     (e) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
     (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds, the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value, actually received by the Issuer and/or such Restricted Subsidiary in connection with such disposition;



     (f) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred;



     (g) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided that (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Debentures and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such

     Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (g);



     (h) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
     (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;



     (i) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;



     (j) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $25.0 million outstanding after giving effect to such incurrence;



     (k) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business; and



     (l) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (l), not to exceed $50.0 million.



For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (l) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof, provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.



All Indebtedness under the New Credit Facility outstanding on the date on which Debentures are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, the Issuer will be permitted to incur significant additional secured indebtedness under clause (a) of the definition of "Permitted Indebtedness." See "Risk Factors."

LIENS

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer on any asset or property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Debentures are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES


The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:



     - (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;



     - make loans or advances to the Issuer or any of its Restricted Subsidiaries; or



     - transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.



However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:



     - Existing Indebtedness as in effect on the date of the Indenture;



     - the terms of any Indebtedness permitted by the Indenture to be incurred by any Restricted Subsidiary of the Issuer;



     - the Indenture and the Debentures;



     - applicable law and any applicable rule, regulation or order;



     - any agreement or instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;



     - customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;



     - purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the second clause above on the property so acquired;



     - contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

     - Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Issuer's Board of Directors, not materially less favorable, taken as a whole, to the Holders of the Debentures than those contained in the agreements governing the Indebtedness being refinanced;



     - secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;



     - restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;



     - other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of issuance of the Debentures pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";



     - customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and



     - restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.


The New Credit Facility and the Senior Subordinated Notes restrict Thermadyne LLC from paying any dividends or making any other distributions to the Issuer. The existence of such restrictions could have an adverse effect on the Issuer's ability to pay interest and principal on the Debentures. See "Risk Factors."

MERGER, CONSOLIDATION, OR SALE OF ASSETS


The Indenture provides that the Issuer may not consolidate or merge with or into, whether or not the Issuer is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:



     - the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger, if other than the Issuer, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;



     - the Person formed by or surviving any such consolidation or merger, if other than the Issuer, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;



     - immediately after such transaction no Default or Event of Default exists; and



     - the Issuer or the Person formed by or surviving any such consolidation or merger, if other than the Issuer, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (a) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately before such transaction.



The foregoing clause will not prohibit:



     - a merger between the Issuer and an Affiliate of the Issuer created for the purpose of holding the Capital Stock of the Issuer;



     - a merger between the Issuer and a Wholly Owned Restricted Subsidiary; or



     - a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.



The Indenture also provides that the Issuer shall not lease all or substantially all of its assets to any Person.


TRANSACTIONS WITH AFFILIATES


The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless:



     (a) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and



     (b) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either (i) a resolution of the Board of Directors provided in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.


Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:


     - customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business

       (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of the Issuer or such Restricted Subsidiary;



     - transactions between or among the Issuer and/or its Restricted Subsidiaries;



     - payments of customary fees by the Issuer or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors in good faith;



     - any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Debentures in any material respect) or any transaction contemplated thereby;



     - payments and transactions in connection with the Merger, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Original Offerings (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;



     - Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments";



     - sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and



     - transactions pursuant to the Management Loans.


SALE AND LEASEBACK TRANSACTIONS


The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction if:



     - the Issuer or such Restricted Subsidiary, as the case may be, could have
       (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens;"



     - the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and provided in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and



     - the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."


ACCOUNTS RECEIVABLE FACILITY

The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding

Indebtedness of all Accounts Receivable Subsidiaries, excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary, would exceed $60.0 million.


REPORTS


The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Debentures are outstanding, the Issuer will furnish to the Holders of Debentures



     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and



     - all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. In addition, whether or not required by the rules and regulations of the SEC, the Issuer will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Debentures remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

The Indenture provides that each of the following constitutes an Event of
Default:


     (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Debentures;



     (b) default in payment when due of the principal of or premium, if any, on the Debentures at maturity, upon redemption or otherwise;



     (c) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the Debentures then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";



     (d) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the Debentures then outstanding to comply with any of its other agreements in the Indenture or the Debentures;



     (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (b) results in the acceleration of such Indebtedness before its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;



     (f) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance Company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days; and



     (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.



If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Debentures may declare all the Debentures to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of:



     - an acceleration of any such Indebtedness under the New Credit Facility or



     - five business days after receipt by the Issuer and the administrative agent under the New Credit Facility of written notice of the acceleration.



Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, all outstanding Debentures will become due and payable without further action or notice. Upon any acceleration of maturity of the Debentures, all principal of and accrued interest on (if on or after June 1, 2003) or Accreted Value of (if before June 1, 2003) the Debentures shall be due and payable immediately. Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. In the event of a declaration of acceleration of the Debentures because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the second preceding paragraph, the declaration of acceleration of the Debentures shall be automatically annulled if the holders of any Indebtedness described in such clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Debentures would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal or interest on the Debentures that became due solely because of the acceleration of the Debentures, have been cured or waived.


Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount at maturity of the Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Debentures.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debentures ("Legal Defeasance") except for:


     - the rights of Holders of outstanding Debentures to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Debentures when such payments are due from the trust referred to below;



     - the Issuer's obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust;



     - the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and


     - the Legal Defeasance provisions of the Indenture.


In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Debentures.


In order to exercise either Legal Defeasance or Covenant Defeasance,

     - the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Debentures are being defeased to maturity or to a particular redemption date;

     - in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     - in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;


     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;



     - such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the Indenture, to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;


     - the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     - the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Debentures over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and


     - the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE


A Holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Debenture selected for redemption. Also, the Issuer is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. The registered Holder of a Debenture will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER


Except as provided in the next two succeeding paragraphs, the Indenture and the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Debentures then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Debentures, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures.



Without the consent of each Holder affected, an amendment or waiver may not, with respect to any Debentures held by a non-consenting Holder:



     - reduce the principal amount at maturity of Debentures whose Holders must consent to an amendment, supplement or waiver;



     - reduce the principal of or change the fixed maturity of any Debenture or alter the provisions with respect to the redemption of the Debentures, other than the provisions described under the caption "--Repurchase at the Option of Holders", or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the Debentures;



     - reduce the rate of or change the time for payment of interest on any Debenture;



     - waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Debentures, except a rescission of acceleration of the Debentures by the Holders of at least a majority in aggregate principal amount at maturity of the Debentures and a waiver of the payment default that resulted from such acceleration;



     - make any Debenture payable in money other than that stated in the Debentures;



     - make any change in the provisions of the Indenture relating to waivers of past Defaults;



     - waive a redemption payment with respect to any Debenture, other than the provisions described under the caption "--Repurchase at the Option of Holders";



     - make any change in the foregoing amendment and waiver provisions;



     - modify any provision of the Indenture with respect to the priority of the Debentures in right of payment; or


     - make any change to the right of Holders to waive an existing Default or Event of Default or the right of Holders to receive payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the Debentures.

Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the Debentures then outstanding if such amendment would materially adversely affect the rights of Holders of Debentures. Notwithstanding the foregoing, without the consent of any Holder of Debentures, the Issuer and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Issuer's obligations to Holders of Debentures in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for guarantees of the Debentures.


CONCERNING THE TRUSTEE


The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.



The Holders of a majority in principal amount at maturity of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur, which shall not be cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Issuer or any of its Restricted Subsidiaries to which the Issuer or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.


"Accreted Value" means, as of any date of determination before June 1, 2003, with respect to any Debenture, the sum of



     - the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Debenture at a rate of 12 1/2% per year, compounded semi-annually on each June 1 and December 1 from June 1, 2003 to the date of issuance) of such Debenture and



     - the portion of the excess of the principal amount at maturity of such Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12 1/2% per year of the initial offering price of such Debenture, compounded semi-annually on each December 1 and June 1 from the date of issuance of the Debentures through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

"Acquired Indebtedness" means, with respect to any specified Person,


     - Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and



     - Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time the asset is acquired by such specified Person.


"Acquisition" means the acquisition of the Issuer by the Principals.


"Additional Debentures" means additional Debentures issued under the Indenture in accordance with Sections 2.02 and 4.09 thereof.


"Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Sale" means


     - the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including by way of a sale and leaseback), provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and



     - the issuance, sale or transfer by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Restricted Subsidiaries, in the case of either this clause or the immediately preceding clause, whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million.


Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:


     - dispositions in the ordinary course of business;



     - a disposition of assets by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;



     - a disposition of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;



     - the sale and leaseback of any assets within 90 days of the acquisition thereof;



     - foreclosures on assets;



     - any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;



     - any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

     - a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and



     - sales of accounts receivable, or participations therein, in connection with any Receivables Facility.



"Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.



"Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as:



     - the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP,



     - the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and



     - such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.


"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means


     - in the case of a corporation, corporate stock,



     - in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock,



     - in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited, and



     - any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


"Cash Equivalents" means


     - Government Securities,



     - any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility,



     - commercial paper maturing not more than 365 days after the date of acquisition of an issuer, other than an Affiliate of the Issuer, with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,

     - any bankers acceptances of money market deposit accounts issued by an Eligible Institution and



     - any fund investing exclusively in investments of the types described in the foregoing clauses.


"Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,


     - an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale,



     - provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period,



     - Fixed Charges of such Person for such period,



     - depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period,



     - net periodic post-retirement benefits,



     - other income or expense net as set forth on the face of such Person's statement of operations,



     - expenses and charges of the Issuer and Thermadyne LLC related to the Recapitalization, the New Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger, and



     - any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures, including financing and refinancing fees and costs incurred in connection with the Recapitalization, in each case, on a consolidated basis and determined in accordance with GAAP.



Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent, and in the same proportion, that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.


"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,


     - the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and


     - the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.



Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.



"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:



     - the Net Income, or loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;



     - the Net Income, or loss, of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded; and



     - the cumulative effect of a change in accounting principles shall be excluded.


"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


"Designated Noncash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, showing the basis of the valuation, executed by the principal executive officer and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.



"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the Holder thereof, in whole or in part, on or before the date on which the Debentures mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

"DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.


"Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to S&P or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.



"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.



"Existing Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries, other than Indebtedness under the New Credit Facility or the Senior Subordinated Notes in existence on the date of the Indenture, until such amounts are repaid.



"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:



     - the Consolidated Interest Expense of such Person for such period in accordance with GAAP and



     - all dividend payments on any series of preferred stock of such Person, other than dividends payable solely in Equity Interests that are not Disqualified Stock, on a consolidated basis and in accordance with GAAP.



"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date) to the Fixed Charges of such Person for such period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date. In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings, or issues or redeems preferred stock after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Issuer or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or before the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Issuer, regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC, and without giving effect to the last clause of the proviso set forth in the definition of Consolidated Net Income, and shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.


"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.


"Hedging Obligations" means, with respect to any Person, the obligations of such Person under


     - interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and



     - other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.



"Holder" means a Person in whose name a Debenture is registered.



"Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness.



"Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."


"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.



"Liquidated Damages" means all liquidated damages then owing pursuant to Section 5 of the Registration Rights Agreement.


"Management Loans" means one or more loans by the Issuer or Thermadyne LLC to officers and/or directors of the Issuer and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of the Issuer; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

"Merger" means the merger of the Issuer with and into Thermadyne Holdings Corporation on or prior to the date of issuance of the Debentures.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,


     - any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and



     - any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).



"Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,



     - the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof,



     - taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements,



     - amounts required to be applied to the repayment of Indebtedness, other than as required by the first clause of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that were the subject of such Asset Sale and


     - any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.



"New Credit Facility" means the Credit Agreement dated as of May 22, 1998, by and among Thermadyne Mfg. LLC and certain of its foreign subsidiaries, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and ABN AMRO Bank N.V., Chicago Branch, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:



     - extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;



     - adding or deleting borrowers or guarantors thereunder;



     - increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of Section 4.09 of the Indenture; or



     - otherwise altering the terms and conditions thereof.



Indebtedness under the New Credit Facility outstanding on the date on which Debentures are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of
Section 4.09 of the Indenture.


"Non-Recourse Debt" means Indebtedness


     - no default with respect to, which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and



     - as to which the lenders have been notified in writing that they will not have any recourse to the stock, other than the stock of an Unrestricted Subsidiary pledged by the Issuer to secure debt of such Unrestricted Subsidiary, or assets of the Issuer or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.


"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Original Offerings" means the offering of the Debentures by the Issuer and the concurrent offering of the Senior Subordinated Notes by Thermadyne LLC and Thermadyne Capital.

"Pari Passu Indebtedness" means Indebtedness of the Issuer that ranks pari passu in right of payment to the Debentures.

"Permitted Business" means any business in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

"Permitted Investments" means


     (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer,



     (b) any Investment in cash or Cash Equivalents,



     (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer,



     (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales,"



     (e) any Investment acquired solely in exchange for Equity Interests, other than Disqualified Stock, of the Issuer,



     (f) any Investment in a Person engaged in a Permitted Business, other than an Investment in an Unrestricted Subsidiary, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value,



     (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility, and



     (h) the Management Loans.


"Permitted Liens" means:


     - Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;



     - Liens existing on the date of the Indenture;



     - Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Issuer or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (a) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto, plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness, (b) such Liens do not extend to any other assets of the Issuer or its Restricted Subsidiaries, and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets, and improvements thereto or thereon, repaired, added to or improved, (c) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (d) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;



     - Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property, other than improvements thereto;



     - Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;



     - Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;



     - Liens securing Indebtedness, including all Obligations, under the New Credit Facility; and



     - other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.



"Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that:



     - the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);



     - such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and



     - if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Debentures on terms at least as favorable, taken as a whole, to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).


"Principals" means DLJMB.


"Public Equity Offering" means any issuance of common stock or preferred stock by the Issuer, other than Disqualified Stock, or membership interests by Thermadyne LLC, other than to the Issuer and other than Disqualified Stock, that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock or membership interests pursuant to employee benefit plans of the Issuer or its Restricted Subsidiaries or otherwise as compensation to employees of the Issuer or its Restricted Subsidiaries.


"Qualified Proceeds" means any of the following or any combination of the following:


     - cash;



     - Cash Equivalents;



     - assets that are used or useful in a Permitted Business; and



     - the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or
       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.


"Recapitalization" means the Acquisition, the Merger and the Original Offerings.

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

"Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.


"Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 22, 1998, by and among the Issuer and the other parties named on the signature pages thereof as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Debentures, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to any rights given by the Issuer to the purchasers of Additional Debentures to register such Additional Debentures.


"Related Party" means, with respect to any Principal,


     - any controlling stockholder or partner of such Principal on the date of the Indenture, or



     - any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or through one or more

       Subsidiaries, a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses.


"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


"Senior Subordinated Notes" means the 9 7/8% Senior Subordinated Notes due 2008 of Thermadyne LLC and Thermadyne Capital.


"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.


"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.


"Subordinated Indebtedness" means all Obligations with respect to Indebtedness of the Issuer if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to the Debentures.

"Subordinated Note Indenture" means the indenture relating to the Senior Subordinated Notes.

"Subsidiary" means, with respect to any Person,


     - any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof, and



     - any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.


"Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Issuer and its Subsidiaries, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries.

"Thermadyne LLC" means Thermadyne Mfg. LLC, a Delaware limited liability company, the sole member of which is the Issuer.

"Thermadyne Capital" means Thermadyne Capital Corp., a Delaware corporation wholly owned by Thermadyne LLC.

"Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet, excluding the footnotes thereto, of the Issuer.



"Unrestricted Subsidiary" means any Subsidiary, other than Thermadyne LLC and Thermadyne Capital, that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:



     - has no Indebtedness other than Non-Recourse Debt;



     - is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;



     - is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests, other than Investments described in the seventh clause of the definition of Permitted Investments or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and



     - has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.



Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:



     - such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock" and



     - no Default or Event of Default would be in existence following such designation.


"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing


     - the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by



     - the then outstanding principal amount of such Indebtedness.



"Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


BOOK-ENTRY; DELIVERY AND FORM

Except as described in the next paragraph, the Debentures are currently represented by one or more permanent global certificates in definitive, duly registered form (the "Global Debentures"). The Global Debentures were deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

The Global Debentures. The Company expects that pursuant to procedures established by DTC


     - upon the issuance of the Global Debentures, DTC or its custodian will credit, on its internal system, the principal amount of Debentures of the individual beneficial interests represented by the Global Debentures to the respective accounts of persons who have accounts with such depositary and



     - ownership of beneficial interests in the Global Debentures will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons who have accounts with DTC ("participants") and the records of participants, with respect to interests of persons other than participants.


Qualified Institutional Buyers ("QIB's") and institutional Accredited Investors who are not QIB's may hold their interests in the Global Debentures directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Debentures, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debentures for all purposes under the Indenture. No beneficial owner of an interest in the Global Debentures will be able to transfer that interest except in accordance with DTC's procedures.


Payments of the principal of, premium, if any, and interest on, the Global Debentures will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.


The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any and interest on the Global Debentures, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global Debentures as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Debentures held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the participants.


Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Debentures to persons in states which require physical delivery of the Debentures, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC.


DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures, including the presentation of Debentures for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction.



DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").



Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debentures among participants of DTC, it is under no obligation to perform these procedures, and these procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Debentures and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Debentures.

                                 LEGAL MATTERS

The validity of the debentures offered hereby have been passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.


                                INDEMNIFICATION


No officer or director of Thermadyne Holdings Corporation shall have any liability for any obligations of the Company under the debentures or the related indenture under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


We have filed the following document with the SEC and are expressly incorporating it herein by reference:



     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-23378).



All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the debentures shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.


Copies of the above documents may be obtained upon request without charge from the Secretary's Department, Thermadyne Holdings Corporation, 101 South Hanley Road, Suite 300, St. Louis, Missouri 63105 (telephone number (314) 721-5573).

                      WHERE YOU CAN FIND MORE INFORMATION


We are a reporting company under the Securities Exchange Act. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                           -------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Summary..............................    1
Risk Factors.........................    4
Ratio of Earnings to Fixed Charges...   12
Use of Proceeds......................   12
Plan of Distribution.................   13
Description of the Debentures........   14
Legal Matters........................   52
Experts..............................   53
Indemnification......................   53
Incorporation of Certain Information
  by Reference.......................   53
Where You Can Find More Information..   53


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                        THERMADYNE HOLDINGS CORPORATION


                       12 1/2% SENIOR DISCOUNT DEBENTURES

                                    DUE 2008
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 April   , 1999


------------------------------------------------------
------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Expenses in connection with this Post-Effective Amendment No. 1 are estimated to be as follows:



SEC Registration Fee........................................      0
Printing and Engraving Expenses.............................      *
Accounting Fees and Expenses................................      *
Legal Fees and Expenses.....................................      *
Miscellaneous...............................................      *
          Total.............................................      *


---------------


* To be supplied by amendment.


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Eighth of the Company's Amended and Restated Certificate of Incorporation makes mandatory indemnification expressly authorized under the DGCL for directors of the Company. With respect to officers of the Company, Article Eighth of the Company's Amended and Restated Certificate of Incorporation provides indemnification to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.


Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16. EXHIBITS.


      EXHIBIT NO.                                  EXHIBIT
          2.1            -- Agreement and Plan of Merger, dated as of January 20,
                            1998, between Thermadyne Holdings Corporation and Mercury
                            Acquisition Corporation.(1)
          2.2            -- Amendment No. 1 to Agreement and Plan of Merger between
                            Thermadyne Holdings Corporation and Mercury Acquisition
                            Corporation.+
          2.3            -- Certificate of Merger of Mercury Acquisition Corporation
                            with and into Thermadyne Holdings Corporation.+
          4.1            -- Indenture, dated as of May 22, 1998, between Mercury
                            Acquisition Corporation and IBJ Schroder Bank & Trust
                            Company, as Trustee.+
          4.2            -- First Supplemental Indenture, dated as of May 22, 1998, between Thermadyne Holdings Corporation and IBJ Schroder
                            Bank & Trust Company, as Trustee.+
          4.3            -- Form of 12 1/2% Senior Discount Debenture.+
          4.4            -- A/B Exchange Registration Rights Agreement dated as of
                            May 22, 1998, among Mercury Acquisition Corporation and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          4.5            -- Amendment to Registration Rights Agreement dated May 22,
                            1998, among Thermadyne Holdings Corporation and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          5.1            -- Opinion of Weil, Gotshal & Manges LLP.+
         12.1            -- Computation of Ratio of Earnings to Fixed Charges.*
         23.1            -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1).
         25.1            -- Statement of Eligibility and Qualification of IBJ
                            Schroeder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.1 hereto on Form T-1.+


-------------------------

 *  Filed herewith.


 +  Previously filed.



(1) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act on January 21, 1998.

ITEM 17. UNDERTAKINGS.


(a) The undersigned Registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:



     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.



     (3) To remove, from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.



(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly cause this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized on April 13, 1999.


                                            THERMADYNE HOLDINGS CORPORATION


                                            By:      /s/ JAMES H. TATE

                                               ---------------------------------
                                                         James H. Tate
                                                Senior Vice President and Chief
                                                       Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                        NAME                                   TITLE               DATE

                /s/ RANDALL E. CURRAN                  Chairman of the        April 13, 1999
-----------------------------------------------------    Board, President
                  Randall E. Curran                      and Chief Executive
                                                         Officer (principal
                                                         executive officer)

                  /s/ JAMES H. TATE                    Director, Senior Vice  April 13, 1999
-----------------------------------------------------    President and Chief
                    James H. Tate                        Financial Officer
                                                         (principal
                                                         financial and
                                                         accounting officer)

                 /s/ PETER T. GRAUER                   Director               April 13, 1999
-----------------------------------------------------
                   Peter T. Grauer

             /s/ WILLIAM F. DAWSON, JR.                Director               April 13, 1999
-----------------------------------------------------
               William F. Dawson, Jr.

                /s/ JOHN F. FORT III                   Director               April 13, 1999
-----------------------------------------------------
                  John F. Fort III

                /s/ HAROLD A. POLING                   Director               April 13, 1999
-----------------------------------------------------
                  Harold A. Poling

             /s/ LAWRENCE M.V.D. SCHLOSS               Director               April 13, 1999
-----------------------------------------------------
               Lawrence M.v.D. Schloss

                                 EXHIBIT INDEX


      EXHIBIT NO.                                  EXHIBIT
          2.1            -- Agreement and Plan of Merger, dated as of January 20,
                            1998, between Thermadyne Holdings Corporation and Mercury
                            Acquisition Corporation.(1)
          2.2            -- Amendment No. 1 to Agreement and Plan of Merger between
                            Thermadyne Holdings Corporation and Mercury Acquisition
                            Corporation.+
          2.3            -- Certificate of Merger of Mercury Acquisition Corporation
                            with and into Thermadyne Holdings Corporation.+
          4.1            -- Indenture, dated as of May 22, 1998, between Mercury
                            Acquisition Corporation and IBJ Schroder Bank & Trust
                            Company, as Trustee.+
          4.2            -- First Supplemental Indenture, dated as of May 22, 1998, between Thermadyne Holdings Corporation and IBJ Schroder
                            Bank & Trust Company, as Trustee.+
          4.3            -- Form of 12 1/2% Senior Discount Debenture.+
          4.4            -- A/B Exchange Registration Rights Agreement dated as of
                            May 22, 1998, among Mercury Acquisition Corporation and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          4.5            -- Amendment to Registration Rights Agreement dated May 22,
                            1998, among Thermadyne Holdings Corporation and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          5.1            -- Opinion of Weil, Gotshal & Manges LLP.+
         12.1            -- Computation of Ratio of Earnings to Fixed Charges.*
         23.1            -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1).
         25.1            -- Statement of Eligibility and Qualification of IBJ
                            Schroeder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.1 hereto on Form T-1.+


-------------------------


 *  Filed herewith.



 +  Previously filed.



(1) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act on January 21, 1998.